Exhibit 5.1

Our ref             VSL/692329-000006/24609336v2

Hello Group Inc.

20th Floor, Blobk B

Tower 2, Wangjing SOHU

No. 1 Futongdong Street

Chaoyang District, Beijing 100102

People’s Republic of China

18 August 2022

Dear Sirs

Hello Group Inc.

We have acted as Cayman Islands legal advisers to Hello Group Inc. (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company of certain of the Company’s class A ordinary shares of par value US$0.0001 each (the “Shares”), including Shares represented by American depositary shares (the “ADSs”).

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of registration by way of continuation of the Company dated 17 July 2014 and the certificates of incorporation on change of name of the Company dated 28 July 2014 and 2 August 2021.

1.2

The second amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 28 November 2014 and effective immediately upon the completion of the Company’s initial public offering of the Company’s American Depositary Shares (“ADSs”) representing its shares (the “Memorandum and Articles”).

1.3	The written resolutions of all the directors of the Company dated 18 August 2022 (the “Directors’ Resolutions”).

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.5	A certificate of good standing dated 30 May 2022, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3

There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement.

2.4	The Company will have sufficient authorised capital to effect the issue of the Shares at the time of issuance.

2.5

No monies paid to or for the account of the Company in respect of the Shares represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised) respectively).

2.6	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.7	The issue of the Shares will be of commercial benefit to the Company.

2.8	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$100,000 divided into 1,000,000,000 shares comprising of (i) 800,000,000 Class A Ordinary Shares of a par value of

US$0.0001 each, (b) 100,000,000 Class B Ordinary Shares of par value of US$0.0001 each, and (c) 100,000,000 shares of par value of US$0.0001 each of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the Memorandum and Articles.

3.3

With respect to the Shares, when (i) the board of directors of the Company (the “Board”) has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Shares, as the case may be, has been recorded in the Company’s register of members (shareholders); and (iii) the subscription price of such Shares, as the case may be, (being not less than the par value of the Shares) has been fully paid in cash or other consideration approved by the Board, the Shares, as the case may be, will be duly authorised, validly issued, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4

The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement are accurate in so far as such statements are summaries of or relate to Cayman Islands law, and such statements constitute our opinion.

4	Qualifications

In this opinion the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Director’s Certificate

August 18, 2022

To:	Maples and Calder (Hong Kong) LLP
26th Floor, Central Plaza
18 Harbour Road
Wanchai, Hong Kong

Dear Sirs

Hello Group Inc. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2

The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3

The authorised share capital of the Company is US$100,000 divided into 1,000,000,000 shares comprising of (i) 800,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (b) 100,000,000 Class B Ordinary Shares of par value of US$0.0001 each, and (c) 100,000,000 shares of par value of US$0.0001 each of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the Memorandum and Articles.

4

The shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Registration Statement.

5

The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened and held in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written consent as the case may be.

6	The directors of the Company at the date of the Resolutions and as at the date of this certificate were and are as follows:

Tang Yan

Li Yong

Dave Daqing Qi

Benson Bing Chun Tam

Li Wang

Wu Yongming

Ho Kee Harry MAn

7

Each director considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions which are the subject of the Opinion.

8

To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:	/s/ Li Wang
Name:	Li Wang
Title:	Director